Exhibit 5.1
[Reed Smith LLP letterhead]
November 10, 2010
Clean Diesel Technologies, Inc.
4567 Telephone Road, Suite 206
Ventura, CA 93003
Ladies and Gentlemen:
     We have acted as special counsel to Clean Diesel Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Post-Effective Amendment No. 1 on Form S-3 (Registration No. 333-166865) to the Registration Statement on Form S-4 (as previously amended and as further amended thereby, the “Registration Statement”), relating to the continued registration of (i) the shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) and the warrants to acquire Common Stock (“CDTI Warrants”) that are issuable upon exercise of the Cycad CSI Warrants, as well as the shares of Common Stock issuable upon exercise of such CDTI Warrants and (ii) the shares of Common Stock issuable upon exercise of CDTI Warrants that were a portion of the merger consideration into which shares of Class A common stock, no par value (“CSI Class A common stock”), of Catalytic Solutions, Inc., a California corporation (“CSI”), previously were converted in the Merger.
     As used herein, “Merger” refers to the merger of CDTI Merger Sub, Inc. (“Merger Sub”) with and into CSI, effective October 15, 2010, pursuant to the terms of the Agreement and Plan of Merger, dated May 13, 2010 (as amended, the “Merger Agreement”), by and among CSI, Merger Sub and the Company; and “Cycad CSI Warrants” refers to the warrants issued to Cycad Group, LLC by CSI prior to the execution of the Merger Agreement with respect to 1,250,000 shares of CSI Class A common stock, which warrants remain outstanding.
     In rendering the opinions set forth herein, we have examined copies of (i) the Registration Statement, which includes a prospectus (the “Prospectus”), (ii) the Company’s Restated Certificate of Incorporation, as amended, (iii) the Company’s Bylaws, as amended, (iv) certain resolutions of the Company’s Board of Directors, (v) the Merger Agreement, and (vi) specimens of the certificates representing the CDTI Warrants and shares of Common Stock.
     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.
     This opinion is based solely on the General Corporation Law of the State of Delaware in effect as of the date hereof. We express no opinion as to the laws of any other jurisdiction.

     Based upon the foregoing, and in reliance thereon, and subject to the qualifications, assumptions and exceptions heretofore and hereinafter set forth we are of the opinion that (i) the Common Stock issuable upon exercise of the Cycad CSI Warrants and the Common Stock issuable upon exercise of CDTI Warrants, when issued in accordance with the terms of the Cycad CSI Warrants or the CDTI Warrants, as the case may be, will be duly authorized, legally issued, fully paid and nonassessable and (ii) the CDTI Warrants issuable upon exercise of the Cycad CSI Warrants, when issued in accordance with the terms of the Cycad CSI Warrants, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights to a particular remedy generally, (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and (c) public policy considerations which may limit the rights of the parties to obtain further remedies.
     In rendering the opinion set forth in this paragraph, we have assumed that, at the time of issuance of any Common Stock, the Certificate of Incorporation, the By-Laws, the Merger Agreement and the General Corporation Law of the State of Delaware shall not have been amended so as to affect the validity of the foregoing opinion.
     We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Reed Smith LLP
Reed Smith LLP